FOR IMMEDIATE RELEASE

MOBILE MINI, INC.’S FLEET TOPS 100,000 UNITS; COMPANY AFFIRMS HIGH END OF
THIRD QUARTER GUIDANCE

Tempe, AZ – September 29, 2004 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that its fleet of portable storage units and offices topped the 100,000 mark. “This is a landmark for all of us at Mobile Mini headquarters and throughout our 48 branches,” stated Steven Bunger, Chairman, CEO and President.

He went on to say, “Mobile Mini is the nation’s undisputed portable storage leader. From our transformation into a leasing and marketing model, which began in 1996, units in our fleet have grown at a compound annual growth rate of 27.3%. Since that time, we have grown from eight branches in three states, to 48 branches in 28 states and one Canadian province.”

Lawrence Trachtenberg, Executive Vice President and CFO went on to say, “The favorable trends we pointed out when we issued second quarter financial results have continued. Year-over-year units on lease have grown 14% as compared to 10% for the second quarter. With units on rent rising at an annual rate of 14% as of late September and only an 11% increase in the growth of our fleet size, our utilization rate for the year should be well ahead of the 78.7% for 2003 and 79.1% for 2002.”

Mr. Trachtenberg also noted that based upon preliminary information, it now appears that diluted earnings per share for the third quarter ending September 30, 2004 will be at the higher end of the Company’s $.36 to $.38 forecast and EBITDA will similarly be at the high end of the $17 million to $17.5 million range that was previously announced.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 100,000 portable storage units and portable offices. The Company currently has 48 branches and operates in 28 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2004, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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